Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-148840) and Form S-8 (No. 333-139369) of our report dated March 14, 2008 relating to our audit of the consolidated financial statements, the financial statement schedule and our audit of internal control over financial reporting of Double-Take Software, Inc. (formerly NSI Software, Inc.) as of December 31, 2007, which are included in the Annual Report on Form 10-K for the year ended December 31, 2007. Also, we consent to the reference to our firm as experts in the Form S-3.
/s/ Eisner LLP
New York, New York
March 14, 2008